[ARTICLE]
[MULTIPLIER]	1,000

EXHIBIT 11
ADVANCED LOGIC RESEARCH, INC. AND SUBSIDIARIES
STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
(Amounts in thousands, except per share amounts)


                                                 Year ended September 30,
                                                  1995     1994     1993
Primary earnings per share:-

Shares used in computing earnings per share:
Weighted average number of shares outstanding   11,512   11,434     11,336
Incremental shares attributed to
outstanding options                                238       -          -
                                                11,750   11,434     11,336
Earnings:
       Net income                               $4,872   $ (346)  $(10,627)

Earnings per common and
common equivalent share                         $ 0.41   $(0.03)  $  (0.94)


Earnings per share - assuming full dilution:-
Shares used in computing earnings per share:
Weighted average number of
shares outstanding                              11,512   11,434     11,336
Incremental shares attributed to
outstanding options                                419       -           -
                                                11,931   11,434     11,336

Earnings:
       Net income                               $4,872   $ (346)  $(10,627)

Earnings per common and common
 equivalent share                               $ 0.41   $(0.03)  $  (0.94)